EXHIBIT 5.1

October 7, 2015

Trinity Place Holdings Inc.

717 Fifth Avenue

New York, New York 10022

Dear Ladies and Gentlemen:

We have acted as counsel to Trinity Place Holdings Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 800,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Registrant, which may be issued pursuant to the Trinity Place Holdings Inc. 2015 Stock Incentive Plan (the “Plan”).

In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):

1.	the Registration Statement;

2.	the Plan;

3.	the Amended and Restated Certificate of Incorporation of the Registrant;

4.	the Bylaws of the Registrant;

5.	Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries; and

6.	the resolutions of the Board of Directors of the Registrant relating to the approval of the Plan.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon the representations and warranties of the Registrant contained in the Transaction Documents and upon the statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Plan or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.

Trinity Place Holdings Inc. October 7, 2015 Page 2

We express no opinion with respect to the laws of any jurisdiction other than the federal securities laws of the United States and the Delaware General Corporation Law. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP